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Exhibit 99.1

CONTACT:
Tim Lynch
Chief Financial Officer
InterMune
415-466-2269
tlynch@intermune.com

Lilian Stern
Stern Investor Relations
212-315-0145
lilian@sternir.com

Mark Shreve
Edelman Public Relations
415-433-5381
mark.shreve@edelman.com

INTERMUNE ADOPTS STOCKHOLDER RIGHTS PLAN

    BRISBANE, Calif.—July 18 2001—InterMune, Inc. (Nasdaq: ITMN) today announced that its Board of Directors approved the adoption of a stockholder rights plan under which all stockholders of record as of August 3, 2001 will receive rights to purchase shares of a new series of the Company's preferred stock.

    The stockholder rights plan is designed to enable all of InterMune's stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire InterMune. The adoption of the stockholder rights plan is intended as a means to guard against abusive takeover tactics and is not in response to any particular proposal.

    The rights will be distributed as a non-taxable dividend and will expire in ten years from the record date. The rights will be exercisable only if a person or group acquires 20% or more of InterMune's common stock or announces a tender offer for 20% or more of the common stock. If a person acquires 20% or more of InterMune's common stock, all rights holders except the buyer will be entitled to acquire InterMune's common stock at a discount. The effect will be to discourage acquisitions of more than 20% of InterMune's common stock without negotiations with InterMune's Board of Directors.

    The rights will trade with InterMune's common stock, unless and until they are separated upon the occurrence of certain future events. The rights distribution is not taxable to the stockholders. InterMune's Board of Directors may terminate the stockholder rights plan at any time or redeem the rights prior to the time a person acquires more than 20% of InterMune's common stock. Additional details regarding the stockholder rights plan will be outlined in a summary to be mailed to all stockholders following the record date.

    InterMune is developing and commercializing innovative products for the treatment of serious pulmonary and infectious diseases and cancer. InterMune markets its lead product, Actimmune®, for the treatment of chronic granulomatous disease (CGD) and severe, malignant osteopetrosis. InterMune is currently conducting a Phase III clinical trial with Actimmune® for the treatment of idiopathic pulmonary fibrosis (IPF). InterMune is also conducting or planning clinical trials of Actimmune® for the treatment of multidrug-resistant tuberculosis (MDR TB), atypical mycobacterial infections, ovarian cancer, cryptococcal meningitis, cystic fibrosis, liver fibrosis and non-Hodgkin's lymphoma. InterMune recently acquired rights to Infergen®, which is marketed in the United States and Canada for the treatment of chronic hepatitis C infections. InterMune also markets Amphotec® worldwide for the treatment of invasive aspergillosis.

    Except for the historical information contained herein, this press release contains certain forward-looking statements concerning certain of InterMune's financial and business activities and goals that involve risks and uncertainties. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune's actual results could differ materially from those described in InterMune's forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to those discussed under the heading "Risk Factors" and the risks and factors discussed in InterMune's most recent periodic reports (i.e., 10-K, 10-Q and 8-K) filed with the SEC.

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  Exhibit 99.1
INTERMUNE ADOPTS STOCKHOLDER RIGHTS PLAN